Exhibit 10.7
FORM OF
AMENDED AND RESTATED
BANK OF GRANITE
SALARY CONTINUATION PLAN
     THIS PLAN is made and entered into this 1st day of January, 2008, by and between Bank of Granite, a bank organized and existing under the laws of the State of North Carolina (hereinafter referred to as the “Bank”), and certain Executives of the Bank (hereinafter referred to as the “Participant”), who are members of a select group of management and highly compensated employees of the Bank. This Plan shall amend and restate the Executive Supplemental Retirement Plan Executive Agreement previously agreed to between the Participant and the Bank.
Purpose of the Plan
     The purpose of this Plan is to further the growth and development of the Bank by providing the Participant with supplemental retirement income, and thereby encourage the Participant’s productive efforts on behalf of the Bank and the Bank’s shareholders, and to align the interests of the Participant and those shareholders.
     The Bank adopts this Plan and agrees to make certain payments to the Participant, or the Participant’s Beneficiary, at retirement, death, or upon some other qualifying event pursuant to the terms of this Plan.
     It is intended that the Plan be “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and not be construed to provide income to the participant or beneficiary under the Internal Revenue Code of 1986, as amended (the “Code”), particularly Section 409A of the Code prior to actual receipt of benefits.
I.	EFFECTIVE DATE

The Effective Date of this Plan shall be January 1, 2008.

II.	BENEFITS

This Plan provides a stated benefit to the Participant, as described in the Participation Agreement. Upon a Participant’s Retirement or other qualifying event, the benefit will be paid in a form selected by the Participant among three actuarially equivalent choices: 10-year period certain; 15-year period certain; or a lump sum.

The benefits provided by this Plan are granted by the Bank as a fringe benefit to the Participant and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Participant has no option to take any current payment or bonus in lieu of these salary continuation benefits except as set forth hereinafter.

III.	DEFINITIONS
A.	Beneficiary:

The Participant shall have the right to name a Beneficiary of the Death Benefit. The Participant shall have the right to name such Beneficiary at any time prior to the Participant’s death and submit it to the Plan Administrator (or Plan Administrator’s representative) on the form provided. Once received and acknowledged by the Plan Administrator, the form shall be effective. The Participant may change a Beneficiary designation at any time by submitting a new form to the Plan Administrator. Any such change shall follow the same rules as for the original Beneficiary designation and shall automatically supersede the existing Beneficiary form on file with the Plan Administrator.

If the Participant dies without a valid Beneficiary designation on file with the Plan Administrator, death benefits shall be paid to the Participant’s estate.

If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Participant and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such distribution amount.

B.	Change in Control:

“Change in Control” shall mean a change in ownership or control of the Bank as defined in Treasury Regulation Section 1.409A-3(i)(5) or any subsequently applicable Treasury Regulation.

C.	Disability or Disabled:

“Disability or Disabled” shall mean the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering Participants of the Bank, provided that the definition of Disability applied under such disability insurance programs complies with the requirements of Section 409A. Upon the request of the Plan Administrator, the Participant must submit proof to the Plan Administrator of the Social Security Administration’s or provider’s determination.

D.	Discharge For Cause:

The term “For Cause” shall mean any of the following that result in an adverse effect on the Bank: (i) the conviction of a felony or gross misdemeanor involving fraud or dishonesty; (ii) the willful violation of any banking law, rule, or banking regulation; (iii) an intentional failure to perform stated duties; or (iv) a breach of fiduciary duty involving personal profit. If a dispute arises as to discharge “For Cause,” such dispute shall be resolved by arbitration as set forth in this Plan.

E.	Final Salary:

Final Salary shall mean the Executive’s annualized cash compensation, in the final calendar year of Executive’s employment, relating to services performed during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, and automobile and other allowances paid to an Executive for employment services rendered (whether or not such allowances are included in the Executive’s gross income). Final Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Executive pursuant to all qualified or non-qualified plans of the Bank and shall be calculated to include amounts not otherwise included in the Executive’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Bank; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Executive.

F.	Normal Retirement Age:

“Normal Retirement Age” shall mean the date specified in the Participation Agreement.

G.	Participant:

Any eligible individual who fulfills the eligibility and enrollment requirements of Paragraph IV.

H.	Participation Agreement:

A written agreement between the Bank and a Participant setting forth certain provisions and elections relative to the Plan, establishing the amount of benefits and the manner and method of paying benefits under the Plan, incorporating the terms and conditions of the Plan and establishing the Participant’s participation in the Plan.

I.	Plan Year:

Any reference to “Plan Year” shall mean a calendar year from January 1st to December 31st. In the year of implementation, the term “Plan Year” shall mean the period from the Effective Date to December 31st of the year of the Effective Date.

J.	Separation from Service:

“Separation from Service” shall mean the Participant has experienced a termination of employment with the Bank. For purposes of this Plan, whether a termination of employment or service has occurred is determined based on whether the facts and circumstances indicate that the Bank and Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an Participant or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an Participant or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Participant has been providing services to the Bank less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as a Participant for other purposes (such as continuation of salary and participation in Participant benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. The Participant will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of service performed by the Participant during the immediately preceding thirty-six (36) month period.

K.	Discount Rate:

“Discount Rate” is equal to the December 31st Citigroup Pension Liability Index Rate of the prior year.
IV.	PARTICIPATION IN PLAN
A.	Eligibility:

An Employee becomes eligible to participate in the Plan upon meeting certain criteria and being selected by the Bank as part of a “select group of management or highly compensated employees” of the Bank.

B.	Enrollment in the Plan:

Any Eligible Individual selected to participate in the Plan shall be enrolled upon submitting any forms, including the Participation Agreement, required by the Plan Administrator within 30 days of notification of eligibility in the Plan. All such forms shall be submitted to the Plan Administrator or the Plan Administrator’s authorized representative.
V.	VESTING
The Participant shall be vested in the Accumulated Benefit Obligation set forth in Paragraph C of the Participation Agreement according to the following schedule:

Total Years
of Service
with the Bank*	Vested (to a maximum of 100%)
0-2	0%
3	20%
4	40%
5	60%
6	80%
7 or more	100%

*	A “Year of Service” shall mean any full 12-month period of active employment during which the Participant has worked a minimum of 1,000 hours.
VI.	RESTRICTIONS ON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Plan. The Participant, their Beneficiary, or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Plan or to refrain from funding the same and to determine the extent, nature and method of such funding. Should the Bank elect to fund this Plan, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall the Participant be deemed to have any lien, right, title or interest in any specific funding investment or assets of the Bank.

If the Bank elects to invest in a life insurance, disability or annuity policy on the life of the Participant, then the Participant shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

VII.	MISCELLANEOUS
A.	Alienability and Assignment Prohibition:

Neither the Participant nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or the Participant’s Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

B.	Applicable Law:

The validity and interpretation of this Plan shall be governed by the laws of the State of North Carolina.

C.	Binding Obligation of the Bank and any Successor in Interest:

The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Plan. This Plan shall be binding upon the parties hereto, their successors, assignees, beneficiaries, heirs and personal representatives.

D.	Gender:

Whenever in this Plan words are used in the masculine or neutral gender, they shall be read and construed as in the masculine, feminine or neutral gender, whenever they should so apply.

E.	Headings:

Headings and subheadings in this Plan are inserted for reference and convenience only and shall not be deemed a part of this Plan.

F.	Not a Contract of Employment:

This Plan shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Bank to discharge the Participant, or restrict the right of the Participant to terminate employment.

G.	Opportunity to Consult with Independent Advisors:

The Participant acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and legal counsel regarding both the benefits granted to him under the terms of this Plan and the: (i) terms and conditions which may affect the Participant’s right to these benefits; and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, Section 409A of the Code and guidance or regulations thereunder, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Participant acknowledges and agrees shall be the sole responsibility of the Participant notwithstanding any other term or provision of this Plan. The Participant further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Participant and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representative, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this paragraph. The Participant further acknowledges that he has read, understands and consents to all of the terms and conditions of this Plan, and that he enters into this Plan with a full understanding of its terms and conditions.

H.	Partial Invalidity:

If any term, provision, covenant, or condition of this Plan is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Plan shall remain in full force and effect notwithstanding such partial invalidity.

I.	Permissible Acceleration Provision:

Under Treasury Regulation Section 1.409A-3(j)(4), a payment of deferred compensation may not be accelerated except as provided in regulations by the Internal Revenue Code. This Plan allows all permissible payment accelerations under 1.409A-3(j)(4) that include but are not limited to payments necessary to comply with a domestic relations order, payments necessary to comply with certain conflict of interest rules, payments intended to pay employment taxes, and other permissible payments as allowed by statute or regulation.

J.	Subsequent Changes to Time and Form of Payment:

The Bank may permit subsequent changes to the time and form of payment. Any such change shall be considered made only when it becomes irrevocable under the terms of the Plan. Any subsequent time and form of payment changes will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:
a.	the subsequent change may not take effect until at least twelve (12) months after the date on which the change is made;

b.	the payment (except in the case of death, disability, or unforeseeable emergency) upon which the change is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

c.	in the case of a payment made at a specified time, the change must be made not less than twelve (12) months before the date the payment is scheduled to be paid.
K.	Tax Withholding:

The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Plan. The Participant acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

L.	Restriction on Timing of Distribution:

Notwithstanding any provision of this Plan to the contrary, distributions hereunder may not commence earlier than six (6) months after the date of a Separation from Service, as that term is used under Section 409A if, pursuant to Internal Revenue Code Section 409A, the Participant is considered a “specified employee” (under Internal Revenue Code Section 416(i)), of a corporation, any stock of which is publicly traded on an established securities market or otherwise. In the event a distribution is delayed pursuant to this paragraph, the originally scheduled payment shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.
VIII.	ADMINISTRATIVE AND CLAIMS PROVISIONS
A.	Plan Administrator:

The “Plan Administrator” of this Plan shall be Bank of Granite. As Plan Administrator, the Bank shall be responsible for the management, control and administration of the Plan. The Plan Administrator may delegate to others certain aspects of the management and operation responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.	Claims Procedure:

a.	Filing a Claim for Benefits:

Any insured, Beneficiary, or other individual, (“Claimant”) entitled to benefits under this Plan will file a claim request with the Plan Administrator. The Plan Administrator will, upon written request of a Claimant, make available copies of all forms and instructions necessary to file a claim for benefits or advise the Claimant where such forms and instructions may be obtained. If the claim relates to disability benefits, then the Plan Administrator shall designate a sub-committee to conduct the initial review of the claim (and applicable references below to the Plan Administrator shall mean such sub-committee).

b.	Denial of Claim:

A claim for benefits under this Plan will be denied if the Bank determines that the Claimant is not entitled to receive benefits under the Plan. Notice of a denial shall be furnished the Claimant within a reasonable period of time after receipt of the claim for benefits by the Plan Administrator. This time period shall not exceed more than ninety (90) days after the receipt of the properly submitted claim. In the event that the claim for benefits pertains to disability, the Plan Administrator shall provide written notice within forty-five (45) days. However, if the Plan Administrator determines, in its discretion, that an extension of time for processing the claim is required, such extension shall not exceed an additional ninety (90) days. In the case of a claim for disability benefits, the forty-five (45) day review period may be extended for up to thirty (30) days if necessary due to circumstances beyond the Plan Administrator’s control, and for an additional thirty (30) days, if necessary. Any extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.

c.	Content of Notice:

The Plan Administrator shall provide written notice to every Claimant who is denied a claim for benefits which notice shall set forth the following:
(i.)	The specific reason or reasons for the denial;

(ii.)	Specific reference to pertinent Plan provisions on which the denial is based;

(iii.)	A description of any additional material or information necessary for the Claimant to perfect the claim, and any explanation of why such material or information is necessary; and

(iv.)	Any other information required by applicable regulations, including with respect to disability benefits.
d.	Review Procedure:

The purpose of the Review Procedure is to provide a method by which a Claimant may have a reasonable opportunity to appeal a denial of a claim to the Plan Administrator for a full and fair review. The Claimant, or his duly authorized representative, may:
(i.)	Request a review upon written application to the Plan Administrator. Application for review must be made within sixty (60) days of receipt of written notice of denial of claim. If the denial of claim pertains to disability, application for review must be made within one hundred eighty (180) days of receipt of written notice of the denial of claim;

(ii.)	Review and copy (free of charge) pertinent Plan documents, records and other information relevant to the Claimant’s claim for benefits;

(iii.)	Submit issues and concerns in writing, as well as documents, records, and other information relating to the claim.
e.	Decision on Review:

A decision on review of a denied claim shall be made in the following manner:
(i.)	The Plan Administrator may, in its sole discretion, hold a hearing on the denied claim. If the Claimant’s initial claim is for disability benefits, any review of a denied claim shall be made by members of the Plan Administrator other than the original decision maker(s) and such person(s) shall not be a subordinate of the original decision maker(s). The decision on review shall be made promptly, but generally not later than sixty (60) days after receipt of the application for review. In the event that the denied claim pertains to disability, such decision shall not be made later than forty-five (45) days after receipt of the application for review. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall the extension exceed a period of sixty (60) days from the end of the initial period. In the event the denied claim pertains to disability, written notice of such extension shall be furnished to the Claimant prior to the termination of the initial forty-five (45) day period. In no event shall the extension exceed a period of thirty (30) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.

(ii.)	The decision on review shall be in writing and shall include specific reasons for the decision written in an understandable manner with specific references to the pertinent Plan provisions upon which the decision is based.

(iii.)	The review will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination. Additional considerations shall be required in the case of a claim for disability benefits. For example, the claim will be reviewed without deference to the initial adverse benefits determination and, if the initial adverse benefit determination was based in whole or in part on a medical judgment, the Plan Administrator will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment. The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination or the subordinate of such individual. If the Plan Administrator obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon), the Plan Administrator will identify such experts.

(iv.)	The decision on review will include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the Claimant’s claim for benefits.

f.	Exhaustion of Remedies:

A Claimant must follow the claims review procedures under this Plan and exhaust his or her administrative remedies before taking any further action with respect to a claim for benefits.
C.	Arbitration:

If claimants continue to dispute the benefit denial based upon completed performance of this Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an Arbitrator for final arbitration. The Arbitrator shall be selected by mutual agreement of the Bank and the claimants. The Arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Arbitrator with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Bank’s discharge of the Participant “For Cause,” such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.
IX.	TERMINATION OR MODIFICATION OF PLAN BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank may, in its sole and absolute discretion, terminate or modify this Plan, provided that any such termination or modification shall not reduce the Participant’s vested or earned benefit, where applicable.
          IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Plan and executed the original thereof effective as of the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

BANK OF GRANITE
Granite Falls, North Carolina

By:
Witness	(Bank Officer other than Participant)

President & Chief Executive Officer

Witness	Title

BANK OF GRANITE
AMENDED AND RESTATED
SALARY CONTINUATION PLAN
PARTICIPATION AGREEMENT

Participant Name:	SSN:

Mailing Address:

City	State	Zip Code
Participant’s Date of Birth:
Purpose and Effect of this Agreement
The purpose of this Participation Agreement is (1) to indicate Participant’s acceptance of all terms and provisions of the Bank of Granite Amended and Restated Salary Continuation Plan (“Plan”); (2) to describe the specific benefits promised to Participant; and (3) to set forth any additional terms and conditions binding upon the Participant. Participant shall be bound by the specific terms of this Participation Agreement and the terms of the Plan. Capitalized terms shall have the meanings assigned to them in the Plan documents.
Additional Definitions
Normal Retirement Age:
“Normal Retirement Age” shall mean the date on which the Participant attains age Sixty-five (65).
Retirement Date:
“Retirement Date” shall mean the later of the Participant’s Normal Retirement Age or Separation from Service.
Benefits
Benefits, as described below, shall be paid out upon the first to occur of the following events. Upon the occurrence of one of the listed events, the benefit described shall be paid in lieu of any other benefit under this Participation Agreement.

A. Retirement Benefit: Upon the Participant’s Retirement Date, the Bank shall pay the Participant an annual benefit amount equal to                      percent (___%) of Final Salary, not to exceed an annual benefit of                                          and 00/100th Dollars ($                    ). Distribution of the benefit shall commence 30 days following Participant’s Retirement Date and shall be paid to the Participant as set forth in the attached Distribution Election Form.
B. Disability Benefit: Upon Participant’s Disability prior to the Normal Retirement Age, the Bank shall pay to the Participant an amount equal to the vested percentage of the Accumulated Benefit Obligation (as this term is used under Financial Accounting Standards Board Statement No. 87 (FAS 87)) as of the date of Participant’s Disability. Vesting is determined pursuant to the vesting schedule set forth in Section V of the Plan. Distribution of the benefit shall commence 30 days following Participant’s Disability and shall be made in a single lump sum.
C. Early Termination of Service Benefit: Upon Separation from Service prior to the Normal Retirement Age, the Bank shall pay to the Participant an amount equal to the vested percentage of the Accumulated Benefit Obligation (as this term is used under Financial Accounting Standards Board Statement No. 87 (FAS 87)) as of the date of Participant’s termination. Vesting is determined pursuant to the vesting schedule set forth in Section V of the Plan. Distribution of the benefit shall commence 30 days following Participant’s Separation from Service and shall be made in a single lump sum.
D. Change in Control Benefit: Upon a Change in Control, followed within two (2) years by the Participant’s voluntary or involuntary Separation from Service, the Bank shall pay the Participant an amount equal to one hundred percent (100%) of the Retirement Benefit described in Paragraph A herein, as if Participant had remained a full-time employee of the Bank until Normal Retirement Age. If a percentage of Participant’s Final Salary was to be used to calculate the Retirement Benefit, the Bank shall use Participant’s Final Salary as of the date of Separation from Service to calculate the Change in Control Benefit under this Paragraph D. If the Participant suffers a Separation from Service more than 2 years and one day after a Change in Control, this Paragraph D shall no longer apply and any benefit shall be paid out under the terms of the remaining paragraphs in this Participation Agreement. Distribution of any benefit hereunder shall commence 30 days following a Separation from Service and shall be made in a single lump sum.
E. Death Benefit: In the event the Participant dies while actively employed by the Bank on a full-time basis, the Bank will pay the Participant’s designated Beneficiary an amount equal to the full Retirement Benefit described in Paragraph A herein, as if Participant had remained a full-time employee of the Bank until Normal Retirement Age. If a percentage of Participant’s Final Salary was used to calculate the Retirement Benefit, the Bank shall use Participant’s Final Salary as of the date of death to calculate the Death Benefit under this Paragraph E. Distribution of the benefit shall commence 60 days following a Separation from Service and shall be made in a single lump sum to the Participant’s designated Beneficiary.
In the event Participant dies after retirement payments have commenced under Paragraph A herein, the Bank shall continue to make payments to the Participant’s designated Beneficiary on the same schedule as if Participant had lived.

F. Discharge for Cause. Notwithstanding any provision of this Agreement to the contrary, the Participant shall forfeit any right to a benefit under this Agreement if the Bank terminates the Participant’s employment for cause. “Discharge for Cause” shall be as defined in the Plan.
G. Lump Sum Payments. All lump sum distributions under this Plan shall be discounted to present value using a reasonable Discount Rate.

Date	Participant

BANK OF GRANITE
AMENDED AND RESTATED
SALARY CONTINUATION PLAN
Distribution Election Form
For:
                                         (“Participant”)
I elect to receive my lifetime equivalent Retirement Benefit (Paragraph A of the Participation Agreement) as follows:
                     in equal annual installments for 10 years (default).
                     in equal annual installments for 15 years.
                     in a lump sum
(In each case, the amount will be calculated at the date of retirement using a reasonable Discount Rate)
In the absence of an election, the distribution will default to 10-year installment payments.
I understand that this election will not take effect until January 1, 2009, and that if I retire under Paragraph A before January 1, 2009, I will be paid according to the terms of the prior agreement. I also understand that any further changes to this election are required to comply with the rules governing subsequent changes to form and timing under Section 409A of the Internal Revenue Code.

Accepted by:

Participant	For the Bank

Date	Date